EXHIBIT 4.1

                            2005 CYBERLUX CORPORATION
                           INCENTIVE STOCK OPTION PLAN

         1.       Purpose

                  The purpose of this 2005 Incentive Stock Option Plan (the "Plan") is to secure for Cyberlux Corporation (the "Corporation") and its stockholders the benefits which flow from providing corporate officers and managerial employees with the incentive inherent in common stock ownership. It is generally recognized that stock option plans aid in retaining competent executives and furnish a device to attract executives of exceptional ability to the Corporation because of the opportunity offered to acquire a proprietary interest in the business. The stock options granted under the Plan are intended to qualify as incentive stock options within the meaning of Internal Revenue Code Section 422.

         2.       Amount of Stock.

                  The total number of shares of Common Stock to be subject to options granted on or after April 8, 2004 pursuant to the Plan shall not exceed 12,000,000 shares of the Corporation's Common Stock of the par value of $.0001 each. This total number of shares shall be subject to appropriate increase of decrease in the event of a stock dividend upon, or a subdivision, split-up, combination or reclassification of, the shares purchasable under such options. In the event that options granted under this Plan shall lapse without being exercised in whole or in part, other options may be granted covering the shares not purchased under the lapsed options.

         3.       Stock Option Committee.

                  The Board of Directors shall from time to time appoint a Stock Option Committee (the "Committee") to serve under this Plan. The Committee shall consist of three or more directors.

         4.       Eligibility and Participation.

                  Options may be granted pursuant to the Plan to corporate officers and managerial employees. From time to time, the Committee shall select the officers and managerial employees to whom options may be granted by the Board of Directors and shall determine the number of shares to be covered by each option to be granted. Future as well as present officers and managerial employees (including officers and managerial employees who are directors but who are not members of the Committee) shall be eligible to participate in the Plan. No option may be granted under the Plan after January, 2015.

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         5.       Option Agreement.

                  The terms and provisions of options granted pursuant to the Plan shall be set forth in an agreement, herein called Option Agreement, between the Corporation and the employee receiving the same. The Option may be in such form, not inconsistent with the terms of this Plan, as shall be approved by the Board of Directors.

         6.       Price.

                  The purchase price per share of Common Stock purchasable under options granted pursuant to the Plan shall be $0.10 per share so as to be consistent with the H.C. Wainwright & Company placement of shares at $0.10 per common share. The purchase price per share of Common Stock purchasable under options granted pursuant to this Plan to a person who owns more than 10 percent of the voting power of the Corporation's voting stock shall not be less than 110 percent of the fair market value of such shares, at the time the options were granted.
For the purposes of the preceding sentence (a) the employee shall be considered as owning the shares owned directly or indirectly by or for himself, the stock which the employee may purchase under outstanding options and the stock owned, directly or indirectly, by or for his brothers and sisters (whether of the whole or half blood), spouse, ancestors, and lineal descendants and (b) stock owned directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by of for its shareholders, partners or beneficiaries. For all purposes of this Plan, the fair market value of the Common Stock of the Corporation shall be determined in good faith at the time of the grant of any option by decision of the Stock Option Committee. In making such determination, the Stock Option Committee shall not take into account the effect of any restrictions on the Common Stock other than restrictions which, by their terms, will never lapse. The full purchase price of shares purchased shall be paid upon exercise of the option. Under certain circumstances such purchase price shall be subject to adjustment as referred to in Section 10 of this Plan.

         7.       Option Period.

                  No option granted pursuant to the Plan shall be exercisable after the expiration of ten years from the date the option is first granted. No option granted pursuant to the Plan to a person owning more than 10 percent of the voting power of the Corporation's voting stock shall be exercisable after the expiration of five years from the date the option is first granted. For the purposes of the preceding sentence (a) the employee shall be considered as owning the stock owned directly or indirectly by or for himself, the stock which the employee may purchase under outstanding options and the stock owned directly or indirectly, by or for his brothers or sisters (whether of the whole or half blood), spouse, ancestors, and lineal descendants and (b) stock owned directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. The expiration date stated in the Option Agreement is hereinafter called the Expiration Date.

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         8.       Termination of Employment.

                  The Option Agreement shall provide that:

                  (a) If prior to the Expiration Date, the employee shall for any reason whatever, other than (1) his authorized retirement as defined in (b) below, or (2) his death, cease to be employed by the Corporation, any unexercised portion of the option granted shall automatically terminate.

                  (b) If prior to the Expiration Date, the employee shall (1) retire upon or after reaching the age which at the time of retirement is established as the normal retirement age for employees of the Corporation or (2) with the written consent of the Corporation, retire prior to such age on account of physical or mental disability (such retirement pursuant to (1) or (2) being deemed and "authorized retirement") any unexercised portion of the option shall expire at the end of three months after such authorized retirement, and during such three months' period the employee may exercise all or any part of the then unexercised portion of the option; and

                  (c) If prior to the Expiration Date, the employee shall die (at a time when he is an officer or employee of the Corporation or within three months after his authorized retirement), the legal representatives of his estate or a legatee or legatees shall have the privilege, for a period of six months after his death, of exercising all or any part of the then unexercised portion of the option.

                  Nothing in (b) or (c) shall extend the time for exercising any option granted pursuant to the Plan beyond the Expiration Date.

         9.       Assignability.

                  The Option Agreement shall provide that the option granted thereby shall not be transferable or assignable by the employee otherwise than by will or laws of descent and distribution and during the lifetime of the employee shall be exercisable only by him.

         10.      Adjustment in case of Stock Splits, Stock Dividends, etc.

                  The Option Agreement may contain such provisions as the Board of Directors may approve as equitable concerning the effect upon the option granted thereby and upon the per share or per unit option price, of (a) stock dividends upon, subdivisions, split-ups, combinations or reclassifications of, the securities purchasable under the option. or (b) proposals to merge or consolidate the Corporation or to sell all or substantially all of its assets, or to liquidate or dissolve the Corporation.

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         11.      Stock for Investment.

                  The Option Agreement shall provided that the employee shall upon each exercise of a part or all of the option granted represent and warrant that his purchase of stock pursuant to such option is for investment only, and not with a view of distribution involving a public offering. At any time, the Board of Directors of the Corporation may waive the requirement of such a provision in any Option Agreement entered into under any stock option plan of the Corporation.

         12.      Amendment of the Plan.

                  The Board of Directors of the Corporation may from time to time alter, amend, suspend or discontinue the Plan and make rules for its administration, except that the Board of Directors shall not amend the Plan in any manner which would have the effect of preventing options issued under the Plan from being "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986.

         13.      Options Discretionary.

                  The granting of options under the Plan shall be entirely discretionary with the Stock Option Committee and nothing in the Plan shall be deemed to give any officer or managerial employee the right to participate in the Plan or to receive options.

         14.      Limitations as to Amount.

                  No person to whom options are granted hereunder shall receive options, first exercisable during any single calendar year, for shares, the fair market value of which (determined at the time of the grant of the options) exceeds $100,000. Accordingly, no optionee shall be entitled to exercise options in any single calendar year, except to the extent first exercisable in previous calendar years, for shares of Common Stock the value of which (determined at the time of grant of the options) exceeds $100,000.

         WHEREFORE, this Plan has been approved by unanimous vote of the Board of Directors this 8th day of April, 2004.


                                                   /s/ Donald F. Evans
                                                    Donald F. Evans
                                                    Chairman